Exhibit 10.5
TRI POINTE HOMES, INC.
2013 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
PRE-TAX EARNINGS PERFORMANCE MEASUREMENT
(COMPANY/DIVISION PRESIDENTS FORM)
Tri Pointe Homes, Inc., a Delaware corporation (the “Company”), hereby grants to [NAME] (the “Holder”) as of [DATE] (the “Grant Date”), pursuant to the terms and conditions of the Tri Pointe Homes, Inc. Amended and Restated 2013 Long-Term Incentive Plan, as amended (the “Plan”), an award of performance-based restricted stock units (the “Award” and the restricted stock units granted pursuant to this Agreement, the “Award Units”) with respect to a maximum of [###] shares (with [###] shares referred to as the “Target Award”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), upon and subject to the restrictions, terms, and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms used in this Agreement and not defined herein or set forth in Attachment A have the respective meanings given to them in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company, or by approving this Agreement by electronic means in a manner that has been approved by the Company.
2.Rights as a Stockholder. Each Award Unit shall represent the Holder’s right to receive one share of the Company’s Common Stock if and to the extent that such Award Unit becomes vested pursuant to the terms and conditions of this Agreement and the Plan. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of Award Units and shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Award Units and shares shall be subject to the same restrictions, vesting conditions, and payment terms set forth herein as the Award Units and shares to which they relate.
3.Performance Period and Vesting.
3.1.Performance-Based Vesting Conditions. The Award granted pursuant to this Agreement shall constitute a Performance Award (as defined in the Plan). Except as otherwise provided in this Section 3, if and to the extent that all or a portion of the Award (as determined in accordance with the provisions of Attachment B) shall vest on the Vesting Date as a result of the Organizational Unit satisfying the Performance Measures set forth in Attachment B to this Agreement over the Performance Period, the Holder shall become vested in the Award Units, or the applicable portion thereof, if any, on the Vesting Date, provided that the Holder does not incur a Separation from Service before the Vesting Date. As used herein, (i) the term “Performance Period” shall mean the three-year period beginning on [DATE] and ending on [DATE] and (ii) the term “Vesting Date” shall mean [DATE].
3.2.Reserved
3.3.Separation from Service; Change in Position; Failure to Satisfy Performance Measures.
3.3.1.Except as otherwise provided in the Plan and this Agreement, if the Holder incurs a Separation from Service before the Vesting Date for any reason, then the entire Award shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the date of the Holder’s Separation from Service.
3.3.2.Notwithstanding anything in the Plan to the contrary, in the event that the Holder ceases to serve in the position the Holder has with the Organizational Unit on the Grant Date due to the Holder assuming or being appointed to another position with the Organizational Unit, the Company, any Subsidiary or any affiliate of the Company at any time before the Vesting Date, the Holder shall cease to earn any additional portion of the Award from and after the date of such cessation and, subject to the Holder not incurring a Separation from Service prior to the Vesting Date, shall, on the Vesting Date, only be eligible to earn a pro-rated portion of the Award Units that would have otherwise vested based upon actual performance through the last day of the Performance Period. Such pro-rated portion of the Award Units will be determined by multiplying the number of Award Units that would have otherwise vested by a fraction the numerator of which is the number of days in the Performance Period that elapsed prior to the date the Holder ceases to serve in the position the Holder has with the Organizational Unit on the Grant Date and the denominator of which is the total number of days in the Performance Period. In calculating the pro-rated portion of the Award Units earned pursuant to the foregoing sentence, if the number of shares earned includes a fractional number, the number of shares earned shall be rounded down to the nearest whole number.
3.3.3.If the Holder does not incur a Separation from Service before the Vesting Date, then any Award Units in which the Holder does not become vested pursuant to the Performance Measures set forth in Attachment B shall be immediately forfeited by the Holder for no consideration and cancelled, effective as of the last day of the Performance Period.
3.4.Acceleration on Death or Disability. Notwithstanding the provisions of Section 5.9(b) of the Plan, if the Holder incurs a Separation from Service prior to the Vesting Date by reason of death or Disability, then the Performance Period shall terminate and 100% of the Target Award will immediately become vested.
4.Delivery of Certificates. Subject to Section 6, as soon as practicable after the vesting of Award Units, in whole or in part, but in no event later than March 15 of the calendar year immediately following the year in which Award Units become vested, the Company shall (i) deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder), or (ii) issue in book entry form registered in the name of the Holder (or such other name as is acceptable to the Company and designated in writing by the Holder) a written or electronic notice or statement representing the number of vested shares represented by such vested Award Units. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company.
5.Transfer Restrictions and Investment Representation.
5.1.Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, a trust or entity established by the Holder for estate planning purposes, or a charitable organization designated by the Holder or pursuant to a qualified domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence, the Award and the Award Units may not be sold, transferred, assigned, pledged, hypothecated, encumbered, or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of the Award or the Award Units in violation of this Agreement or the Plan, the Award and the Award Units and all rights hereunder shall immediately become null and void.
5.2.Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
5.3.Additional Restrictions. If the Holder is, or becomes, a person subject to any policy of the Company providing for recoupment of performance based compensation in the event of a restatement of the Company’s financial results, then Holder agrees the Award and the Award Units (and any shares of Common Stock issued with respect thereto) will be subject to such recoupment policy. The Company may impose, and Holder agrees to be bound by, such restrictions, conditions, or limitations as the Company determines appropriate as to the timing and manner of any resales or other transfers of any Award Units (and any shares of Common Stock issued with respect thereto) as to which transferability restrictions have lapsed as provided under this Agreement, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company’s securities, (c) stock ownership or holding requirements, and (d) the required use of a specified brokerage firm for such resales or other transfers.
6.Additional Terms and Conditions of Award.
6.1.Withholding Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock upon the vesting of the Award Units, payment by the Holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award (the “Required Tax Payments”). The Holder may satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold up to the maximum required number of shares of Common Stock which would otherwise be delivered or an amount of cash which would otherwise be payable to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, or (4) any combination of (1), (2), and (3). To the extent applicable, the Holder may satisfy his or her withholding obligation only with shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
6.2.Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding, and conclusive.
6.3.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration, or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval, or other action.
6.4.Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by or service to the Company, any Subsidiary, or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary, or any affiliate of the Company to terminate the employment or service of any person at any time.
6.5.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.
6.6.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors, and assigns.
6.7.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Tri Pointe Homes, Inc., Attn: General Counsel, 19540 Jamboree Road, Suite 300, Irvine, California 92612, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt,

(c) by mailing in the United States mails, or (d) by express courier service. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request, or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
6.8.Governing Law. This Agreement, the Award, and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.9.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including without limitation, Section 4.2 relating to terms of Performance Awards, and shall be interpreted in accordance therewith. To the extent of any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.
6.10.Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
6.11.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
6.12.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
6.13.Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
6.14.Section 409A. This Agreement will be interpreted in accordance with Section 409A of the Code, to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may be issued or amended after the date hereof, and will not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that the Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, the Holder agrees that the Holder (or the Holder’s estate or permitted beneficiary(ies)) will be solely responsible for the satisfaction of all taxes, interest, and penalties that may be imposed on the Holder or for the Holder’s account in connection with this Award (including, without limitation, any taxes, interest, and penalties under Section 409A), and neither the Company nor its Affiliates will have any obligation to reimburse, indemnify, or otherwise hold the Holder (or the Holder’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest, or penalties.
[Signature page follows.]

TRI POINTE HOMES, INC.,
a Delaware corporation

By:
Name:
Its:
Accepted on: __________________________
_____________________________________
[NAME]

Attachment A
DEFINITIONS
For purpose of this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Pre-Tax Earnings” means the income from continuing operations before taxes of the Organizational Unit, as determined by the Company’s Accounting Department for the relevant periods, adjusted to exclude the impact of consolidated annual bonus expense, land-related charges and impairments, debt refinancing or extinguishment, changes in applicable accounting standards, net income attributed to non-controlling interests, and any unusual or nonrecurring events affecting the Company or its financial statements that the Committee deems appropriate in its sole discretion.
“Cumulative Pre-Tax Earnings” means the sum of the Adjusted Pre-Tax Earnings over the Performance Period for each period in which Adjusted Pre-Tax Earnings is measured pursuant to the above definition of Adjusted Pre-Tax Earnings.
“Cumulative Pre-Tax Earnings Plan” means $[__].
“Organizational Unit” means [__].
“Performance Measures” means the Performance Measures set forth on Attachment B to this Agreement.

Attachment B
PERFORMANCE MEASURES
Cumulative Pre-Tax Earnings Performance Table

Performance Level	Cumulative Pre-Tax Earnings	Pre-Tax Earnings Performance Rating
Maximum	[__]% of Cumulative Pre-Tax Earnings Plan and above	[__]%
Target	[__]% of Cumulative Pre-Tax Earnings Plan	[__]%
Threshold	[__]% of Cumulative Pre-Tax Earnings Plan	[__]%
Below Threshold	Below [__]% of Cumulative Pre-Tax Earnings Plan	[__]%

The percentage of the Award that is eligible to vest if the Cumulative Pre-Tax Earnings for the Performance Period is between the “Threshold” and “Target” or “Target” and “Maximum” performance levels, as applicable, shall be determined by straight line interpolation.
The Committee shall determine the number of Award Units that shall vest by the following formula: the Target Award x Pre-Tax Earnings Performance Rating, rounded down to the nearest whole share.